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                         FIRST COMMERCIAL BANCORP, INC.

Supplement No. 1 dated March 18, 1996 to
Prospectus dated February 16, 1996

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The Prospectus is hereby supplemented as follows:

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                                  MANAGEMENT -
                        DIRECTORS AND EXECUTIVE OFFICERS

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Resignation of Mr. Manuel Perry, Jr.

         Effective March 18, 1996, Mr. Manuel Perry, Jr. resigned as a director and as Chairman of the Board of Directors of First Commercial Bancorp, Inc. To the best of the Board's knowledge, Mr. Perry did not resign over any disagreement on policy issues with the Board of Directors.

         The Board of Directors has elected Mr. Fred L. Harris, a director of First Commercial Bank who is unaffiliated with First Banks, Inc., as a director of the Company, subject to receipt of regulatory approval. Mr. Harris is an attorney and has been practicing law since 1977. Mr. Harris is President of Fred L. Harris, a Professional Law Corporation. Mr. Harris was a director and secretary of Southwest Food Products since May 1990. On August 23, 1991, Southwest Food Products, Inc. filed a Chapter XI bankruptcy petition. Mr. Harris was a director of El Pollo Asada, Inc. from September 1989 to May 1990. Mr. Harris previously served as a director of the Company from 1984 until December 27, 1995. As of December 31, 1995, Mr. Harris owned beneficially 10,600 shares of Company Common Stock, 10,000 shares of which were obtainable upon the exercise of outstanding options granted under the Company's Directors' Stock Option Plan.

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                                 THE OFFERING -
                       HOW TO SUBSCRIBE - EXPIRATION DATES

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Extension of Offering Expiration Dates

         The Board of Directors of the Company has extended the Rights Expiration Date, the Dividend Rights Expiration Date and the Public Offering Expiration Date, if any, (the "Offering Expiration Dates") to May 10, 1996. Unless further extended by the Board of Directors of the Company, after the applicable Offering Expiration Date, unexercised Stockholder Rights and unexercised Dividend Rights will be null and void. The Board of Directors retains discretion pursuant to the Prospectus to further extend any of the Offering Expiration Dates to no later than June 11, 1996 without further notice.




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                                 TEXT OF STICKER

         The Prospectus has been supplemented by Supplement No. 1 dated March 18, 1996 (the "Supplement") enclosed with the Prospectus.

         The disclosures set forth in the Prospectus are qualified by the additional disclosures contained in the Supplement concerning the resignation of a director who was also the Chairman of the Board of Directors of the Company and an extension of the Offering Expiration Dates.